American Assets Trust, Inc. Reports Fourth Quarter and Year-End 2016 Financial Results

Net income available to common stockholders of $8.9 million and $32.6 million, respectively, for the three months and year ended December 31, 2016, or $0.19 and $0.72 per diluted share, respectively
FFO per share increases 7% and 5% year-over-year for the three months and year ended December 31, 2016, respectively
Same-Store Cash NOI increases 0.3% and 5% year-over-year for the three months and year ended December 31, 2016, respectively

SAN DIEGO, California - 2/14/17 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its fourth quarter and year ended December 31, 2016.

Financial Results and Recent Developments

•	Net income available to common stockholders of $8.9 million and $32.6 million, respectively, for the three months and year ended December 31, 2016, or $0.19 and $0.72 per diluted share, respectively

•	Funds From Operations increased 7% and 5% year-over-year to $0.48 and $1.85 per diluted share for the three months and year ended December 31, 2016 compared to the same periods in 2015, respectively

•	Same-store cash NOI increased 0.3% and 5%, respectively, for the three months and year ended December 31, 2016 compared to the same periods in 2015

•	Same-store GAAP NOI increased 1% and 3%, respectively, for the three months and year ended December 31, 2016 compared to the same periods in 2015

•
Leased approximately 103,400 comparable office square feet at an average cash-basis and GAAP-basis contractual rent increase of 15% and 32%, respectively, during the three months ended December 31, 2016

•	Leased approximately 28,600 comparable retail square feet at an average cash-basis and GAAP-basis contractual rent increase of 4% and 18%, respectively, during the three months ended December 31, 2016

Net income attributable to common stockholders was $8.9 million, or $0.19 per basic and diluted share for the three months ended December 31, 2016 compared to $8.2 million, or $0.18 per basic and diluted share for the three months ended December 31, 2015. The increase in net income attributable to common stockholders from the corresponding period in 2015 was primarily due to the the completion of Hassalo on Eighth - Multifamily, which was completed during the third and fourth quarters of 2015. For the year ended December 31, 2016, net income attributable to common stockholders was $32.6 million, or $0.72 per basic and diluted share, compared to net income attributable to common stockholders of $38.5 million, or $0.87 and $0.86 per basic and diluted share for the year ended December 31, 2015. The decrease in net income attributable to common stockholders from the corresponding periods in 2015 was primarily due to the gain on sale of Rancho Carmel Plaza during the third quarter of 2015 and an increase in depreciation and amortization expense and interest expense during the year ended December 31, 2016 attributed to the completion of Hassalo on Eighth - Multifamily, which was completed during the third and fourth quarters of 2015.

During the fourth quarter of 2016, the company generated funds from operations (“FFO”) for common stockholders of $30.5 million, or $0.48 per diluted share, compared to $28.4 million, or $0.45 per diluted share, for the quarter ended December 31, 2015. For the year ended December 31, 2016, the company generated FFO for common stockholders of $116.8 million, or $1.85 per diluted share, compared to $110.0 million, or $1.76 per diluted share, for the year ended December 31, 2015. The increase in FFO from the corresponding periods in 2015 was primarily due to additional operating income from Hassalo on Eighth and growth in same-store net operating income from our office portfolio.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	December 31, 2016	September 30, 2016	December 31, 2015
Total Portfolio
Retail (1)	96.6%	97.0%	98.6%
Office (2)	90.1%	89.9%	92.4%
Multifamily (3)	90.3%	91.7%	73.4%
Mixed-Use:
Retail	98.7%	98.8%	100.0%
Hotel	89.8%	90.3%	89.6%

Same-Store Portfolio
Retail (1)	96.9%	97.3%	98.6%
Office (2)	97.3%	97.8%	98.1%
Multifamily (3)	93.6%	94.9%	95.6%
Mixed-Use:
Retail	98.7%	98.8%	100.0%
Hotel	89.8%	90.3%	89.6%
(1) Total retail leased percentage at December 31, 2016 and September 30, 2016 includes the retail components of Hassalo on Eighth. The Elwood, Velomor and Aster Tower buildings were placed in operations in April 2016, July 2016 and October 2016, respectively. Same-store retail leased percentages exclude Hassalo on Eighth.
(2) Total office leased percentage includes Torrey Reserve Campus and Lloyd District Portfolio. Same-store office leased percentages exclude Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period.
(3) Total multifamily leased percentage includes Hassalo on Eighth, which became available for occupancy in July and October of 2015. Same-store multifamily leased percentages exclude Hassalo on Eighth.

During the fourth quarter of 2016, the company signed 32 leases for approximately 156,900 square feet of retail and office space, as well as 320 multifamily apartment leases. Renewals accounted for 71.4% of the comparable retail leases, 54.5% of the comparable office leases and 56.6% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the fourth quarter of 2016 and trailing four quarters ending December 31, 2016, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q4 2016	14	28,600	4.3%	$44.50	$42.67	17.5%
	Last 4 Quarters	66	259,100	6.6%	$36.09	$33.88	12.3%

Office	Q4 2016	11	103,400	14.9%	$38.81	$33.78	31.8%
	Last 4 Quarters	50	216,800	12.0%	$39.96	$35.69	24.2%

Multifamily
As of December 31, 2016, Hassalo on Eighth was approximately 86% leased with average monthly base rent per leased unit of $1,655.

As of February 13, 2017, we have in-place leases for 168 of the Velomor building's 177 units, or approximately 95%; 310 of Aster Tower's 337 units, or approximately 92%; and 134 of the Elwood building's 143 units, or approximately 94%. In total, as of February 13, 2017, we have in-place leases for 612 units of 657 units at Hassalo on Eighth, or approximately 93%.

At December 31, 2016, the average monthly base rent per leased unit for same-store properties was $1,751 compared to an average monthly base rent per leased unit of $1,637 at December 31, 2015, an increase of approximately 7%.

Same-Store Property Operating Income
For the three months and year ended December 31, 2016, same-store property operating income increased 0.7% and 2.6%, respectively, on a GAAP basis compared to the corresponding periods in 2015. For the three months and year ended December 31, 2016, same-store property operating income increased 0.3% and 5.1%, respectively, on a cash basis compared to the corresponding periods in 2015. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Year Ended (1)
	December 31,			December 31,
	2016	2015	Change	2016	2015	Change
GAAP Basis:
Retail	$18,756	$18,864	(0.6)%	$72,825	$72,836	—%
Office	13,473	12,916	4.3	52,485	50,924	3.1
Multifamily	3,089	2,993	3.2	12,683	11,549	9.8
Mixed-Use	6,139	6,407	(4.2)	26,004	24,565	5.9
	$41,457	$41,180	0.7%	$163,997	$159,874	2.6%
Cash Basis:
Retail	$17,869	$18,706	(4.5)%	$72,094	$71,764	0.5%
Office	12,965	11,763	10.2	51,405	46,034	11.7
Multifamily	3,089	2,993	3.2	12,683	11,549	9.8
Mixed-Use	6,166	6,491	(5.0)	25,949	24,981	3.9
	$40,089	$39,953	0.3%	$162,131	$154,328	5.1%

(1)
Same-store portfolio excludes (i) Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period; (ii) Rancho Carmel Plaza as it was sold on August 6, 2015; (iii) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; (iv) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; and (v) land held for development.

On a same-store cash basis, retail property operating income decreased for the three months ended December 31, 2016 compared to the same period in 2015 primarily due to a decrease in the percentage leased and annualized base rent at Waikele Center attributable to the Sports Authority bankruptcy.

On a same-store cash basis, office property operating income increased for the three months and year ended December 31, 2016 compared to the same periods in 2015 primarily due to higher annualized base rents, specifically at The Landmark at One Market.

On a same-store basis, multifamily property operating income increased for the three months and year ended December 31, 2016 compared to the corresponding periods in 2015 primarily due to an increase in average monthly base rent during 2016.

On a same-store basis, mixed-use property operating income decreased for the three months ended December 31, 2016 compared to the corresponding period in 2015 due to a decrease in revenue per available room at the hotel portion of our mixed-use property during the period attributed to room renovations completed during the period. On a same-store basis, mixed-use property operating income increased for the year ended December 31, 2016 compared to the corresponding period in 2015 primarily due to higher revenue per available room at the hotel portion of our mixed-use property.

Development
Our development efforts at Torrey Point are ongoing with plans including two Class A office buildings of approximately 88,000 square feet in the aggregate, with panoramic unobstructed views of the Torrey Pines State Park Beach, Torrey Reserve and the Pacific Ocean. Projected costs of the development at Torrey Point remain approximately $56 million, of which approximately $32 million has been incurred to date. We expect to incur the remaining costs for development of Torrey Point in 2017. We expect the Torrey Point development to be stabilized in 2018 with an estimated stabilized cash yield of approximately 7% to 8%.

Our development opportunities are subject to market conditions and actual results may vary.

Balance Sheet and Liquidity
At December 31, 2016, the company had gross real estate assets of $2.3 billion and liquidity of $274.8 million, comprised of cash and cash equivalents of $44.8 million and $230.0 million of availability on its line of credit.

For the year ended December 31, 2016, we issued 219,480 shares of common stock through our at-the-market ("ATM") equity program at a weighted average price per share of $45.50, resulting in net proceeds of $9.6 million. We intend to use the net proceeds primarily to fund our development activities at Torrey Point and to repay existing indebtedness. As of December 31, 2016, we had the capacity to issue up to an additional $206.6 million in shares of common stock under our ATM equity program.

On January 13, 2017, we locked rates on a prospective $250 million private placement of senior unsecured notes (the “Series D Notes”).   The Series D Notes will be unsecured, will pay a fixed interest rate of 4.29% and will be due on or about March 1, 2027.  The Series D Notes are expected to be issued on or about March 1, 2017, subject to customary closing conditions conditions set forth in a Note Purchase Agreement that we expect to enter into on or about March 1, 2017. Net of the settlement of the forward-starting interest rate swaps entered into in 2016, the fixed interest rate in accordance with GAAP for the Series D Notes is expected to be approximately 3.73% per annum, through maturity.

Dividends
The company declared dividends on its shares of common stock of $0.26 per share for the fourth quarter of 2016. The dividends were paid on December 22, 2016.

In addition, the company has declared a dividend on its common stock of $0.26 per share for the quarter ending March 31, 2017. The dividend will be paid on March 30, 2017 to stockholders of record on March 16, 2017.

Guidance
The company reaffirms its guidance for full year 2017 FFO per diluted share range of $1.98 to $2.06 per share, an increase of approximately 9% from full year 2016 FFO per diluted share of $1.85 per share. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments. The company will discuss key assumptions regarding the guidance on tomorrow's conference call, as described below.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the fourth quarter of 2016 on Wednesday, February 15, 2017 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 52760444. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, February 15, 2017 through Saturday, February 18, 2017. To access the replay, dial 1-855-859-2056 and use the pass code 52760444. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's fourth quarter and year end 2016 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31, 2016	December 31, 2015
Assets
Real estate, at cost
Operating real estate	$2,241,061	$2,163,444
Construction in progress	50,498	73,121
Held for development	9,447	9,463
	2,301,006	2,246,028
Accumulated depreciation	(469,460)	(411,166)
Net real estate	1,831,546	1,834,862
Cash and cash equivalents	44,801	39,925
Restricted cash	9,950	11,623
Accounts receivable, net	9,330	7,518
Deferred rent receivables, net	38,452	38,422
Other assets, net	52,854	41,939
Total assets	$1,986,933	$1,974,289
Liabilities and equity
Liabilities:
Secured notes payable, net	$445,180	$579,000
Unsecured notes payable, net	596,350	446,613
Unsecured line of credit	20,000	30,000
Accounts payable and accrued expenses	32,401	31,821
Security deposits payable	6,114	5,956
Other liabilities and deferred credits, net	48,337	51,972
Total liabilities	1,148,382	1,145,362
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 45,732,109 and 45,407,719 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	457	454
Additional paid-in capital	874,597	863,432
Accumulated dividends in excess of net income	(77,296)	(64,066)
Accumulated other comprehensive income (loss)	11,798	(258)
Total American Assets Trust, Inc. stockholders' equity	809,556	799,562
Noncontrolling interests	28,995	29,365
Total equity	838,551	828,927
Total liabilities and equity	$1,986,933	$1,974,289

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue:
Rental income	$72,180	$68,111	$279,498	$261,887
Other property income	4,382	3,419	15,590	13,736
Total revenue	76,562	71,530	295,088	275,623
Expenses:
Rental expenses	20,919	20,377	79,553	73,187
Real estate taxes	7,932	6,109	28,378	24,819
General and administrative	4,441	3,913	17,897	20,074
Depreciation and amortization	18,160	17,238	71,319	63,392
Total operating expenses	51,452	47,637	197,147	181,472
Operating income	25,110	23,893	97,941	94,151
Interest expense	(12,788)	(13,010)	(51,936)	(47,260)
Gain on sale of real estate	—	—	—	7,121
Other income (expense), net	86	343	(368)	(97)
Net income	12,408	11,226	45,637	53,915
Net income attributable to restricted shares	(61)	(53)	(189)	(168)
Net income attributable to unitholders in the Operating Partnership	(3,486)	(2,961)	(12,863)	(15,238)
Net income attributable to American Assets Trust, Inc. stockholders	$8,861	$8,212	$32,585	$38,509

Net income per share
Basic income attributable to common stockholders per share	$0.19	$0.18	$0.72	$0.87
Weighted average shares of common stock outstanding - basic	45,480,870	45,219,849	45,332,471	44,439,112

Diluted income attributable to common stockholders per share	$0.19	$0.18	$0.72	$0.86
Weighted average shares of common stock outstanding - diluted	63,369,692	63,119,365	63,228,159	62,339,163

Dividends declared per common share	$0.26	$0.25	$1.01	$0.9475

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016
Funds From Operations (FFO)
Net income	$12,408	$45,637
Depreciation and amortization of real estate assets	18,160	71,319
FFO, as defined by NAREIT	$30,568	$116,956
Less: Nonforfeitable dividends on incentive stock awards	(59)	(183)
FFO attributable to common stock and units	$30,509	$116,773
FFO per diluted share/unit	$0.48	$1.85
Weighted average number of common shares and units, diluted	63,372,367	63,230,829

Reported results are preliminary and not final until the filing of the company's Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii.  The company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 1,579 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607